EXHIBIT 99.1

FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION:
Investor Relations: Joan Wolf Vicon Industries: Joan Wolf631-650-6201
BlissPR: John Bliss: 212-840-1661

VICON ANNOUNCES PATENT SUIT SETTLEMENT

HAUPPAUGE, NY, July 14, 2011 - Vicon Industries, Inc. (VII: NYSE-AMEX), a designer and producer of IP video security and surveillance systems, today announced that it has settled the patent litigation suit brought by Lectrolarm Custom Systems, Inc. (Lectrolarm). Under the settlement, the Company agreed to a one-time payment of $5 million to Lectrolarm in exchange for the release of all claims against the Company and the dismissal of its suit pending in the U.S. District Court.

Although the Company believes that the suit was without merit and has vigorously defended itself for over eight years it decided to settle the matter. Ken Darby, Vicon's Chairman and CEO, said “the resolution of the suit allows the Company to move forward with its strategic plans after years of management distraction and financial uncertainty since the suit was brought in 2003”.

Vicon Industries, Inc. designs, engineers, assembles, and markets a wide range of video and access control systems and system components used for security, surveillance, safety, communication and process control purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.